                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

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         14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               HEI, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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/X/  No fee required

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
      [LOGO]

July 1, 1998

Dear Fellow Shareholder:

    You should have recently received our most recent earnings report. Please review it carefully, particularly in light of the important issues on the agenda at the August 4 Special Shareholders Meeting. We believe the very positive results for the quarter demonstrate HEI's growth potential in its current markets and we are confident that you will support the efforts of your Board to increase shareholder value by signing, dating and returning the enclosed WHITE proxy card in the postage paid envelope provided with a vote AGAINST PROPOSALS 1 AND 3 AND FOR PROPOSAL 2.

    The third quarter earnings report demonstrates that our strategy of diversifying into the hearing and medical instrumentation and telecommunications markets is showing results. As you will recall, we decided to exit the high-density disk drive market after our largest customer moved its manufacturing operations to its own offshore facilities. While the current competitive environment is not favorable to continuation of that line of business, keep in mind that our disk drive programs provided HEI with valuable experience and enhanced capabilities and helped build our current strong platform for growth through its significant contributions to our profits and cash.

    WE BELIEVE OUR NEW MARKETS HAVE THE POTENTIAL FOR SUBSTANTIAL EXPANSION AND WE HAVE BEEN VERY SUCCESSFUL SO FAR IN PURSUING THAT STRATEGY. CONSIDER THE FOLLOWING CHART THAT SHOWS OUR REVENUES, NONE OF WHICH COME FROM THE DISK DRIVE MARKET, STEADILY INCREASING THROUGH THE FIRST THREE QUARTERS OF OUR 1998 FISCAL
YEAR:

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

     HEI REVENUE BY QUARTER
FY1998 YTD
$ Millions
                                       REVENUE
Qtr 1                                      4.1
Qtr 2                                      4.6
Qtr 3                                      6.0

    Of course, our strategy is not yet complete. Your Board and management are continuing their efforts to improve operating results and to otherwise increase shareholder value. As we previously wrote you, our financial adviser, Piper Jaffray Inc., is currently exploring alternatives to maximize the value of all shareholders' shares.

  JUST SAY NO TO FANT'S COSTLY, OPPORTUNISTIC EFFORTS TO SEIZE CONTROL OF YOUR
   COMPANY AND, TO ADD INSULT TO INJURY, HAVE YOU, THE SHAREHOLDERS, PAY HIS
                                    EXPENSES

    We are committed to increasing shareholder value and continue to pursue that goal aggressively, despite the disruption and expense caused by Anthony Fant's opportunistic efforts and abusive tactics to seize control of your company. HEI incurred $274,000, or 4 CENTS per share, in expenses in the third quarter to respond to Fant's tender offer and proxy contest. We would not have incurred those expenses if Mr. Fant had not made his coercive partial tender offer, and then sought to remove your current independent directors and replace them with his hand-picked nominees.

    Among those expenses were the costs of defending the Company in what we believe is a meritless lawsuit that Mr. Fant brought against us in Alabama, a forum that we believe was deliberately picked by Fant to inconvenience your management.

    TO ADD INSULT TO INJURY, FANT HAS ALSO DECLARED THAT IF HE DOES SEIZE CONTROL AT THE SPECIAL MEETING, HE INTENDS TO HAVE HEI PAY HIS PROXY SOLICITATION EXPENSES, WHICH HE ESTIMATES WILL BE OVER $500,000. HE HAS STATED THAT, IF ELECTED, THOSE EXPENSES WOULD BE PAID BY HEI TO THE EXTENT PERMITTED BY LAW, WITHOUT THE APPROVAL OF HEI SHAREHOLDERS.

    WITHOUT THE FANT-RELATED EXPENSES, OUR EARNINGS FOR THE THIRD QUARTER WOULD HAVE BEEN 12 CENTS PER SHARE, RATHER THAN 8 CENTS. That amount, if retained in a small company like HEI, could have made a substantial contribution to building long-term shareholder value. The $274,000 spent last quarter in defense of the Fant takeover could have paid the salaries of five experienced design engineers for a full year, or could have paid for our new, state-of-the-art Laser Trimmer, or for all the utilities for our 49,000 square foot factory for nearly two years.

  JUST SAY NO TO FANT'S MISLEADING, OUT-OF-CONTEXT AND OUT-OF-CONTROL STATISTICS
                                 AND ASSERTIONS

    Mr. Fant's efforts to seize control of HEI have included misleading representations of the Company's results over the last several years. Do not be misled by his efforts to win control of your company through these distortions. Consider, instead, the facts:

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

   HEI ANNUAL REVENUE

FISCAL YEAR 1990-1997
$ Millions
                              REVENUE
1990                              8.5
1991                              9.0
1992                             14.1
1993                             18.9
1994                             17.3
1995                             23.4
1996                             20.7
1997                             31.0

-  20% ANNUAL COMPOUND REVENUE GROWTH FY 1990 TO FY1997

-  FOR THE NINE MONTHS ENDED MAY 30, 1998, REVENUES WERE $14.7 MILLION.

- AGGRESSIVE GROWTH STRATEGIES IN THE MEDICAL AND COMMUNICATIONS MARKETS RESULTED IN A 53% REVENUE GROWTH IN THESE MARKETS FOR THE FIRST NINE MONTHS OF FY 1998 COMPARED TO FY1997.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    HEI ANNUAL PROFIT BEFORE TAX

FISCAL YEAR 1990-1997
$ Millions
                                           NPBT    % Return on Revenue
1990                                       -0.8                   -9.7
1991                                        0.1                    0.6
1992                                        2.0                   14.2
1993                                        4.0                   21.2
1994                                        2.1                   12.2
1995                                        3.3                   13.9
1996                                        2.8                   13.7
1997                                        4.0                   12.9

- ANNUAL PRETAX PROFITS HAVE EXCEEDED 12% TO 13% OF REVENUE, FY 1992 THROUGH FY1997.
- FOR THE NINE MONTHS ENDED MAY 30, 1998, PROFIT BEFORE TAX WAS $647,000 AND RETURN ON REVENUE WAS 4.3%.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    HEI YEAR END CASH AND INVESTMENTS

FISCAL YEAR 1990-1997
$ Millions
                                              CASH/INV.
1990                                                0.0
1991                                                0.2
1992                                                0.9
1993                                                2.0
1994                                                2.3
1995                                                5.3
1996                                                6.7
1997                                               12.6

-  ZERO TO $13 MILLION IN SEVEN YEARS.
-  STRONG FINANCIAL PLATFORM FOR GROWTH AND DIVERSIFICATION.
-  AS OF MAY 30, 1998, CASH AND INVESTMENTS WERE $13.4 MILLION.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    HEI YEAR END SHAREHOLDER EQUITY

FISCAL YEAR 1990-1997
$ Millions
                                              EQUITY   Book Value Per Share
1990                                             1.1                   0.77
1991                                             1.6                   0.56
1992                                             3.6                   1.14
1993                                             6.8                   1.86
1994                                             8.7                   2.35
1995                                            11.0                   2.90
1996                                            13.8                   3.43
1997                                            17.0                   4.14

-  SHAREHOLDER EQUITY: $1.1 MILLION (FY 1990) TO $17 MILLION (FY1997)
- RETAINED EARNINGS: NEGATIVE $3.1 MILLION (FY1990) TO POSITIVE $9.3 MILLION (FY1997)
-  BOOK VALUE PER SHARE INCREASED FROM $0.77 (FY1990) TO $4.14 (FY1997)
- AS OF MAY 30, 1998, SHAREHOLDER EQUITY WAS $17.5 MILLION AND BOOK VALUE PER SHARE WAS $4.29.

    Do not be misled by Fant's outrageous assertions, misleading graphs and out-of-context statistics. The facts are that annual pre-tax earnings ranged from $100,000 in fiscal 1991 to $4,000,000 in fiscal 1993 and fiscal 1997, and subsequent to 1991, were never less than $2,000,000.

    Fant continues to use and abuse the one loss quarter that HEI has had during the last 29 quarters in his desperate efforts to establish a lack of growth. In his recent newspaper ads, it appears that he simply took our $4,000,000 pre-tax earnings in fiscal 1993, subtracted the earnings from the first six months of 1998, and divided by five to suggest a continuing and substantial decline in average annual earnings over the past five years. IS SOMEONE WHO PLAYS THESE KINDS OF STATISTICAL GAMES SOMEONE YOU WANT TO CONTROL YOUR COMPANY?

    The future of HEI is bright. Your current management team is committed to increasing shareholder value and is pursuing a diversification strategy that is producing results and is expected to accelerate in the future. Current management and the Board have many decades of pertinent experience in the high technology industry that HEI serves. Do not jeopardize the future value of your investment in HEI by turning over control to Fant and his hand-picked nominees who have no experience in HEI's business or markets. Fant's platitudes and buzzwords are no substitute for hard-earned knowledge and experience in the microelectronics business.
 PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD IN THE POSTAGE PAID
        ENVELOPE PROVIDED WITH A VOTE AGAINST FANT'S PROPOSALS 1 AND 3.
PLEASE SHOW YOUR SUPPORT FOR YOUR BOARD'S EFFORTS TO MAXIMIZE VALUE FOR ALL THE
    SHAREHOLDERS' SHARES BY VOTING FOR THE ELECTION OF THE CURRENT DIRECTORS
                                 (PROPOSAL 2).
  EVEN IF YOU HAVE ALREADY VOTED FOR FANT, YOU HAVE EVERY RIGHT TO CHANGE YOUR
       MIND. REMEMBER, ONLY YOUR LATEST DATED, SIGNED PROXY CARD COUNTS.

Thank you for your support.

HEI, Inc. Board of Directors

IF YOUR SHARES ARE HELD IN THE NAME OF A BANK OR BROKER, ONLY THAT ORGANIZATION
 CAN VOTE YOUR SHARES. PLEASE DIRECT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT TO
             EXECUTE ON YOUR BEHALF A WHITE PROXY CARD WITH A VOTE
                  AGAINST PROPOSALS 1 AND 3 AND FOR PROPOSAL 2.
    IF YOU HAVE ANY QUESTIONS OR REQUIRE ANY ASSISTANCE, PLEASE CONTACT OUR
                                PROXY SOLICITOR:
                           INNISFREE M&A INCORPORATED
                           TOLL FREE--1-888-750-5834
                               501 MADISON AVENUE
                                   20TH FLOOR
                               NEW YORK, NY 10022